UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2005

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 8, 2005, the Company issued a press release announcing that the Company has reached an agreement with the International Association of Machinists (IAM), which represents the Company's flight attendants. The press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

The collective bargaining agreement with the IAM is subject to a ratification vote by union membership, which is expected in January 2006. The IAM has informed the Company that the flight attendants will also be voting on whether or not to authorize the IAM to call a strike if the agreement is not ratified.

If the agreement is not ratified, after the conclusion of the process required by the Railway Labor Act, including the expiration of the thirty-day cooling off period, the Company will impose pay and benefit reductions, which the Company has stated would have to be larger than what the Company is currently seeking in order to compensate for costs that could arise out of the failure to ratify the agreement, and the flight attendants will be able to strike.

If the flight attendants strike or engage in other labor disruptions as a result of the Company implementing wage and benefit reductions, the Company could be forced to cancel a significant number of flights, which would have a material adverse impact on our results of operations and financial condition.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release for Agreement with IAM

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

December 8, 2005	By /s/ Jennifer L. Vogel
Jennifer L. Vogel
Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer

EXHIBIT INDEX

99.1	Press Release for Agreement with IAM